Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

                              Votes         Votes
                                For	 Withheld
Jameson A. Baxter	226,039,751	9,160,412
Charles B. Curtis	226,027,411	9,172,752
Myra R. Drucker		226,010,390	9,189,773
Charles E. Haldeman, Jr.226,128,942	9,071,221
John A. Hill		226,044,393	9,155,770
Ronald J. Jackson	226,105,211	9,094,952
Paul L. Joskow		226,252,380	8,947,783
Elizabeth T. Kennan	225,979,020	9,221,143
John H. Mullin, III	226,015,950	9,184,213
Robert E. Patterson	226,042,294	9,157,869
George Putnam, III	225,816,090	9,384,073
A.J.C. Smith		225,820,158	9,380,005
W. Thomas Stephens	226,039,483	9,160,680
Richard B. Worley	226,245,655	8,954,508


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam
Prime Money Market Fund was approved as follows

	     Votes	Votes
		For	Against			Abstentions
	164,804,250	7,847,117		62,548,796


January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows

	     Votes	Votes
		For	Against			Abstentions
	158,776,740	14,725,053		62,817,183

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows

	     Votes	Votes
		For	Against			Abstentions
	160,334,185	13,532,268		62,452,523

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows

	     Votes	Votes
		For	Against			Abstentions
	162,871,428	9,977,030		63,470,518


Mr. Smith resigned from the Board of Trustees on January 14, 2005. All tabulations are rounded to the nearest whole number.